EXHIBIT 99.1

2022 Director Election Update

August 31, 2022

Dear Member:

Earlier this summer, the Federal Home Loan Bank of New York (“FHLBNY”) called for nominations for, respectively, two open New Jersey and one open New York Member Director seats on the FHLBNY’s Board of Directors (“Board”) with terms commencing on January 1, 2023. We thank our members who participated in the nomination process, which ultimately resulted in the accepted nomination by two nominees for the two open New Jersey Member Director seats.

Board director election regulations of the Federal Housing Finance Agency provide that if, for any voting state, the number of nominees for the Member Directorships for that state is equal to the number of such directorships to be filled in that year’s election, the Federal Home Loan Bank shall deliver a notice to the members in the affected voting state, in lieu of providing a ballot, indicating that such nominees shall be deemed elected without further action.

Therefore, we are pleased to announce that Mr. Christopher Martin, Executive Chairman of Provident Bank, Iselin, New Jersey, having formally accepted his nomination, is hereby declared re-elected to the Board of the FHLBNY as a Member Director representing New Jersey members for a four-year term beginning on January 1, 2023.

We are also pleased to announce that Mr. Ira Robbins, Chairman and Chief Executive Officer of Valley Bank, Wayne, New Jersey, having formally accepted his nomination, is hereby declared elected to the Board of the FHLBNY as a Member Director representing New Jersey members for a four-year term beginning on January 1, 2023.

Mr. Martin currently serves as a Member Director on the FHLBNY’s Board; his current term expires on December 31, 2022. He presently serves as the Chair of the Board’s Corporate Governance and External Affairs Committee, and he also serves on the Board’s Audit, Compensation and Human Resources, and Executive Committees. (Neither Mr. Martin’s or Mr. Robbins’ 2023 Committee assignments, nor that of any other Director, have been determined by the Board.)

In October, we will distribute ballots to our eligible New York members for an election that will be held to fill one open New York Member Director seat. In addition, ballots will be sent to all eligible members throughout the District for the election that will be held to fill two open Districtwide Independent Director seats. All of these seats will have four-year terms, each commencing on January 1, 2023.

We thank in advance each member that will vote in this year’s FHLBNY Director elections. If you have any questions about the election process, please contact General Counsel Paul Friend at legal@fhlbny.com or 212-441-6822.

Sincerely,

/s/

Jose R. Gonzalez

President and Chief Executive Officer